Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Paul Schuster (“Schuster”) and RGA Reinsurance Company, a Missouri Corporation (“RGA”), collectively “the Parties.” For and in consideration of the following promises, the Parties state:

WHEREAS, Schuster is currently employed with RGA and serves in the capacity of Senior Executive Vice President, Head of EMEA Markets at Reinsurance Group of America, Incorporated (“RGA Inc.”), the ultimate parent and an affiliate of RGA;

WHEREAS, RGA has informed Schuster that it no longer requires the services of Schuster, and that Schuster’s provision of services to RGA, except as provided herein, will end effective December 31 2015;

WHEREAS, on account of, and in recognition of, his service to RGA and his willingness to execute this Agreement and abide by the promises in this Agreement (including a full release of claims), RGA desires that Schuster be afforded an opportunity to designate his separation as a retirement should he so choose, and desires to provide Schuster a period of time to transition into the labor market or retirement (whichever he might choose) and receive the consideration set out below;

WHEREAS, it is Schuster’s desire that he receive the consideration from RGA set out below to ease his transition into the labor market or retirement (whichever he may choose); and

WHEREAS, RGA and Schuster desire to enter into a full and final resolution and agreement concerning all issues and matters between them, arising on or before the effective date of this Agreement, including, but not limited to, any issues and matters that might arise out of Schuster’s employment with, or separation of employment from, RGA.

NOW THEREFORE, for and in consideration of the mutual releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1.	Consideration to Schuster. Following the Effective Date of this Agreement, RGA will provide the consideration described below in consideration and in exchange for Schuster’s promises, agreements, and obligations set out below, subject to the timing and other terms set out in this Agreement.

(A)	Retirement Acceptance. RGA will accept Schuster’s retirement and agrees that Schuster’s separation from RGA will be designated as a voluntary retirement.

(B)	Employment Continuation. RGA will permit Schuster to remain employed with RGA through June 30, 2016. During this period, Schuster will make himself available to RGA as it may reasonably require to assist with transition of work, but, otherwise, Schuster will generally be relieved of the obligation to provide services to RGA. Should RGA require the assistance of Schuster during this period, it will provide Schuster reasonable notice of any such request for assistance, and will consider, as appropriate, Schuster’s personal circumstances at the time of the request.

RGA is willing to provide this continued employment to Schuster so that he will attain a service milestone with RGA that will: (i) provide an extra year of pension qualification service; and (ii) entitle Schuster to receive retiree medical coverage with 100% of Schuster’s premiums and 50% of eligible dependent premiums paid by RGA, subject to the terms and conditions of the RGA medical plan, and any future change or elimination of that benefit.

(C)	Transition Compensation & Benefits. Beginning January 1, 2016, RGA will pay Schuster six (6) months of transition compensation (through June 30, 2016). This compensation will be calculated based upon Schuster’s current level of base compensation as of November 11, 2015. This transition compensation will be paid to Schuster on RGA’s regularly scheduled payroll dates. The Parties agree that the transition compensation payments shall be subject to withholding of any applicable federal, state and local taxes (including Social Security and Medicare) and appropriate federal and state W-2 forms will be issued to Schuster in connection with these transition compensation payments. The transition compensation will also be subject to any premium or other contributions required for Schuster’s continued participation in employee benefit plans or programs in which he participates.

During the period of January 1, 2016 through June 30, 2016, Schuster will continue to participate in all of the employee benefit plans he was participating in as of November 11, 2015, subject to any employee premium contributions required for participation in said benefits, except for the following benefit programs at RGA:

•	Schuster acknowledges and agrees he will not receive any paid time off (PTO) allotment for 2016; and

•	Schuster acknowledges and agrees that he shall not be entitled to any new equity award grants after December 31, 2015.

(D)	Additional Payments Following Separation on June 30, 2016. Provided that Schuster executes an additional Release (Exhibit D hereto), not to be executed until on or after July 1, 2016, Schuster will be paid the following additional sums within 30 days of Schuster’s execution of Exhibit D hereto:

(i)	A full-year bonus payment at the “Target” amount under RGA’s 2016 Annual Bonus Plan (i.e., $448,400), to be paid in accordance with the respective terms and provisions of the 2016 Annual Bonus Plan Agreements, and subject to withholding of any applicable federal, state and local taxes (including Social Security and Medicare);

(ii)	A lump sum severance payment representing six (6) months base salary at Schuster’s current level of base compensation as of November 11, 2015 (i.e. $280,250), subject to withholding of any applicable federal, state and local taxes (including Social Security and Medicare).

(E)	Employment Verification for Schuster. RGA agrees that should it receive a request from a third party seeking verification of, or statement regarding, Schuster’s employment with RGA, RGA shall limit its response to such inquiries to providing only Schuster’s period of employment with, and the positions he held with, RGA, and a statement that he retired from his employment with RGA voluntarily.

(F)	Retention Payment. Following the Effective Date of this Agreement, on behalf of RGA Inc., RGA shall pay to Schuster the full Retention Payment contemplated by the January 9, 2015 Cash Retention Award Agreement (i.e. $400,000.00) executed by RGA Inc. and Schuster, to be paid in accordance with the respective terms and provisions of the Cash Retention Award Agreement.

(G)	Farewell / Retirement Reception. Should Schuster agree, RGA would like to schedule, plan and pay for a farewell / retirement reception for Schuster to be held on or before February 28, 2016.

(H)	Release of Schuster from Certain Contractual Requirements.

(i)	RGA agrees that, after July 1, 2016, Schuster shall be released from application of the Reinsurance Group of America, Incorporated Executive Compensation Recoupment Policy (current version February 21, 2013) (the “Recoupment Policy”) with respect to any executive compensation covered by the Policy that Schuster has received.

(ii)	RGA agrees that, after July 1, 2016, provided Schuster abides by the provisions of this Agreement and Exhibits hereto, Schuster will not be deemed to have engaged in Malfeasance as that term is defined pursuant to Section 7 in his RGA Stock Option Award Agreement or RGA Stock Appreciation Right Award Agreement (the “Grant Agreements”).

(I)	Valuable Consideration. Schuster acknowledges and agrees that the consideration / payments referenced in paragraphs 1(A) through 1(H) of this Agreement constitutes valuable consideration, to which he would not otherwise be entitled absent his execution of this Confidential Separation Agreement and General Release.

2.	Consideration From Schuster to RGA. In exchange for the receipt of the consideration provided to Schuster pursuant to the terms of this Agreement, Schuster hereby agrees as follows.

(A)	Release of Claims. Schuster agrees to remise, release and forever discharge RGA, including RGA’s current and former parent companies, affiliate companies, subsidiary companies, successor companies, and its and their respective current and former directors, officers, shareholders, insurers, employees, benefit plans, benefit plan administrators or fiduciaries, agents, attorneys, successors and assigns (collectively the “RELEASEES”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Schuster and the RELEASEES, from matters, actions or inactions which occurred prior to the effective date of this Agreement.

Schuster acknowledges and agrees that his release of claims, complaints, and actions includes, but is not limited to: (i) any claim for breach of an actual or implied contract (employment or otherwise) between Schuster and any of the RELEASEES (including any claim of fraudulent misrepresentation or negligent misrepresentation in the making of any actual or implied contract); (ii) any claim of unjust, wrongful, discriminatory, or retaliatory discharge, discipline or other adverse employment action (including any claim of whistleblower retaliation); (iii) any claim of slander, libel or other similar action for defamation; (iv) any claim of intentional tort (including, but not limited to, assault, battery, and intentional infliction of emotional distress); (v) any claim of negligence (including, but not limited to, negligent infliction of emotional distress, negligent hiring, or negligent retention); (vi) any claim for unpaid wages or underpayment of wages, discriminatory or otherwise; (vii) any claim for denied benefits or employee benefits, including, but not limited to claims regarding stock or equity, or claims under the Employee Retirement Income Security Act (“ERISA”); (viii) any claim of a violation of any law, statute or ordinance, including, but not limited to, the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq, or any other federal, state, or local laws, statutes or ordinances governing or concerning employment, compensation, benefits, or any federal, state, or local laws, statutes or ordinances generally; and any claim asserted under federal or any state’s common law.

(B)	Agreement Not to File Suit. In exchange for the receipt of the consideration provided to Schuster pursuant to the terms of this Agreement, Schuster hereby agrees that he will not file or otherwise submit any claim, complaint, or action to any agency, court, organization, or judicial forum (nor will he permit any person, group of persons or other organization(s) to take such action on his behalf), in any capacity whatsoever or with any direct or indirect interest, against the RELEASEES, for any conduct, transaction, event or incident of any kind whatsoever, which occurred up to the effective date of this Agreement.

Schuster further agrees that in the event any person or entity should bring any charge, claim, complaint, or action on Schuster’s behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

Schuster acknowledges that for purposes of the Age Discrimination in Employment Act (“ADEA”) only, this Agreement does not affect the Equal Employment Opportunity Commission’s (“EEOC’s”) rights and responsibilities to enforce the ADEA, nor does this Agreement prohibit Schuster from filing a charge under the ADEA (including a challenge to the validity of the waiver of claims in this Agreement pursuant to the Older Worker Benefit Protection Act) with the EEOC, or participating in any investigation or proceeding conducted by the EEOC. Nevertheless, Schuster agrees that the RELEASEES will be shielded against any recovery by Schuster, provided this Agreement is valid under applicable laws, rules and regulations.

(C)	Resignation From Director and Officer Positions. In exchange for the receipt of the payments/consideration provided to Schuster pursuant to the terms of this Agreement, Schuster hereby agrees that he will resign from any and all Director or Officer positions he holds with RGA or any of its affiliated companies, including, but not limited to:

Entity Name	Title	Role
REINSURANCE GROUP OF AMERICA, INCORPORATED	Senior Executive Vice President, Head of EMEA Markets	Officer

RGA AUSTRALIAN HOLDINGS PTY LIMITED	Director	Director

RGA REINSURANCE COMPANY OF AUSTRALIA LIMITED	Director	Director

RGA REINSURANCE COMPANY OF SOUTH AFRICA LIMITED	Non-Executive Director	Director

RGA SOUTH AFRICAN HOLDINGS (PTY) LTD	Non-Executive Director	Director

Schuster agrees to resign from these positions effective December 31, 2015. Draft resignation letters, to be executed by Schuster, are attached to this Agreement as Exhibits A, B and C.

(D)	Restrictive Covenant Agreement. In exchange for the receipt of the payments/consideration provided to Schuster pursuant to the terms of this Agreement, Schuster hereby agrees that he will execute the Restrictive Covenant Agreement attached to this Agreement as Exhibit E, contemporaneously with his execution of this Agreement.

(E)	Available to RGA. After December 31, 2015, though no particular services or activities on the part of Schuster are presently contemplated by RGA, and though Schuster need not report to any RGA location, Schuster agrees to make himself available to RGA from time to time, as RGA may reasonably request, to assist with transition of work, through June 30, 2016. Should RGA require the assistance of Schuster during this period, it will provide Schuster reasonable notice of any such request for assistance, and will consider, as appropriate, Schuster’s personal circumstances at the time of the request.

3.	Confidentiality.

(A)	Schuster agrees that he will not publicize this Agreement nor its content, directly or indirectly, either in specific or as to general content, to either the public generally or to any other person or entity, except as he might be lawfully compelled to give testimony by a court of competent jurisdiction, or to participate in an agency investigation. Schuster’s agreement regarding confidentiality extends to all persons other than his attorneys, accountants or tax and financial advisors who have a legitimate need to know the terms of this Agreement in order to render professional advice or services to Schuster. Schuster may further disclose this Agreement or the contents of this Agreement to his spouse. With the exception of the individuals set out above, Schuster agrees not to identify or reveal the fact of this Agreement or any of the terms of this Agreement except as otherwise provided herein, and agrees he will direct and bind the individuals listed above to whom he discloses the Agreement to not disclose the fact of or content of this Agreement to any other party.

(B)	RGA agrees that it will not publicize this Agreement nor its content, directly or indirectly, either with specificity or as to general content or description, to either the public generally or to any other person or entity; provided that, RGA may disclose such specific or general content or description: (i) as necessary to effectuate the terms of the Agreement; (ii) if it is lawfully compelled to give testimony by a court of competent jurisdiction, or to participate in an agency investigation; (iii) as necessary to satisfy disclosure and reporting obligations under applicable securities laws and regulations; or (iv) to comply with any legal and compliance reporting obligations of RGA or any of its executives, officers, directors or employees.

RGA’s agreement regarding confidentiality extends to all persons other than its attorneys (internal and external), accountants (internal and external) or tax and financial advisors (internal and external) who may have a legitimate need to know the terms of this Agreement in order to render professional advice or services to RGA. RGA may further disclose this Agreement or the contents of this Agreement to those at RGA who have a need to know of this Agreement and its terms including, but not limited to, RGA’s Board, certain executives, and certain human resource and compensation professionals.

4.	No Admission of Wrongdoing. The Parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

5.	Voluntary Agreement. Schuster acknowledges that he understands this Agreement, the claims he is releasing, the promises and agreements he is making, and the effect of his signing this Agreement. Schuster further represents, declares, and agrees that he voluntarily accepts the consideration / payments described in this Agreement for the purpose of making a full and final compromise, adjustment, and settlement of all claims or potential claims against the RELEASEES from any action or inaction taking place prior to the effective date of this Agreement.

6.	Time for Consideration. By executing this Agreement, Schuster acknowledges that he has been advised by RGA, in writing, that he has been given at least twenty-one (21) days within which to consider this Agreement before his signing the same.

7.	Time for Revocation. By executing this Agreement, Schuster acknowledges that he has been advised by RGA, in writing, that this Agreement shall not become effective until the eighth (8th) calendar day after the date of Schuster’s execution of this Agreement. During the seven (7) day period following Schuster’s execution of this Agreement, Schuster may freely revoke his execution of this Agreement by providing written notice to: Marcia Bequette, Vice President Global Human Resource Business Partner. Upon expiration of the seven (7) day period, Schuster acknowledges that this Agreement becomes final and binding. If Schuster revokes this Agreement within the seven (7) day period following his execution of this Agreement, it shall not be effective or enforceable, and Schuster will not receive the payments or other consideration described in this Agreement.

8.	Consultation With an Attorney. By executing this Agreement, Schuster acknowledges that, at the time he was presented with this Agreement for his consideration, he was advised by RGA, in writing, to consult with an attorney about this Agreement, its meaning and effect, and the claims he is releasing (including claims under the Age Discrimination in Employment Act) prior to executing this Agreement.

9.	Choice of Law. The Parties acknowledge and agree that this Agreement shall be construed and governed by the laws of the State of Missouri.

10.	Modification. The Parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the Parties hereto.

11.	Entire Agreement. The Parties acknowledge and agree that except as provided in the following sentence, this Agreement supplements any prior written and oral agreements regarding Schuster’s employment up to the Effective Date of this Agreement. The Parties further acknowledge and agree that RGA implemented the Recoupment Policy and Schuster has received the Grant Agreements, and effective July 1, 2016, to the extent any provision of this Agreement conflicts with the Recoupment Policy or Grant Agreements, the provisions of this Agreement shall control.

12.	Severability. The Parties acknowledge and agree that if any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if the release and waiver of all claims, and covenant not to sue set out in Paragraphs 2(A) and 2(B) of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction following a legal action or other challenge by Schuster, the Parties shall revert to the position held by each prior to the signing of this Agreement, and Schuster shall immediately return to RGA all sums paid pursuant to this Agreement.

13.	No Presumption Against Drafter. The Parties acknowledge and agree that, given that this Agreement and its terms were negotiated between the Parties, who are: (a) a sophisticated entity and (b) a sophisticated individual, both having access to counsel, there shall be no presumption against either RGA or Schuster as drafter of the Agreement.

14.	Execution and Effective Date. The Parties acknowledge and agree that separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement. This Agreement will not be binding on any party, however, until signed by all Parties. This Agreement will not become effective until the 8th day following Schuster’s execution (“the Effective Date”).

15.	No Reliance. The Parties acknowledge and agree that they have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

16.	Capacity to Settle. Schuster represents and warrants that he has no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign this Agreement. Schuster further warrants that he is the sole owner of all the claims he has released in this Agreement, and that he has not assigned or transferred any such claim (or any interest in any such claim) to any other person, and that he will indemnify, defend and hold the RELEASEES harmless for any damages, costs, fees or expenses which they may incur if these representations and warranties are incorrect in any respect.

17.	Agreement to Refrain From Disparagement. Schuster acknowledges and agrees that he will not disparage or defame RGA or the RELEASEES in any respect, nor will he make any derogatory comment, whether written or oral, regarding RGA or the RELEASEES that relates to RGA’s and/or the RELEASEES’ business or related activities or his relationship with RGA and/or the RELEASEES.

18.	Penalty for Breach. Schuster acknowledges and agrees that should he breach any of the terms and provisions of any portion of this Agreement, or should he not fulfill any promise or agreement he makes in this Agreement, Schuster, as a penalty, shall forfeit any sums due him but not yet paid pursuant to this Agreement, and he shall be responsible for reimbursing RGA for the monetary value of the consideration provided to him pursuant to this Agreement, including, but not limited to, any and all transition compensation, bonuses, benefits and the like.

IN WITNESS WHEREOF, the undersigned Parties have executed this Confidential Separation Agreement and General Release.

I HAVE READ THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY FREE WILL.

/s/ Paul A. Schuster
Paul Schuster

Date: December 16, 2015

I HAVE READ THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE AND, UNDERSTANDING ALL ITS TERMS, SIGN IT ON BEHALF OF RGA REINSURANCE COMPANY.

RGA Reinsurance Company

By:	/s/ Michael L. Emerson

Date: December 16, 2015

Exhibit A

December 16, 2015

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017-1706

Attn:	A. Greig Woodring

President and CEO

Dear Mr. Woodring:

I hereby tender my resignation as Senior Executive Vice President, Head of EMEA Markets effective December 31, 2015.

Very truly yours,

/s/ Paul A. Schuster

Paul Schuster

Exhibit B

December 16, 2015

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017-1706

Attn:	Alain Neemeh

Senior Executive Vice President, Global Life & Health Markets

Dear Mr. Neemeh:

I hereby tender my resignation as Director of the following entities, effective December 31, 2015:

Entity Name
RGA AUSTRALIAN HOLDINGS PTY LIMITED
RGA REINSURANCE COMPANY OF AUSTRALIA LIMITED

Very truly yours,

/s/ Paul A. Schuster

Paul Schuster

Exhibit C

December 16, 2015

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017-1706

Attn:	Alain Neemeh

Senior Executive Vice President, Global Life & Health Markets

Dear Mr. Neemeh:

I hereby tender my resignation as Director of the following entities, effective December 31, 2015:

Entity Name
RGA REINSURANCE COMPANY OF SOUTH AFRICA LIMITED
RGA SOUTH AFRICAN HOLDINGS (PTY) LTD

Very truly yours,

/s/ Paul A. Schuster

Paul Schuster

Exhibit D

GENERAL RELEASE

(not to be executed until on or after July 1, 2016)

THIS RELEASE (“Release”) is made and entered into by and between Paul Schuster (“Schuster”) and RGA Reinsurance Company, a Missouri Corporation (“RGA”), collectively “the Parties.” For and in consideration of the following promises, the Parties state:

WHEREAS, Schuster executed a certain Confidential Separation Agreement and General Release (“the Agreement”) on or about December 16, 2015;

WHEREAS, the Agreement provided for payment of: (a) a full-year bonus payment to Schuster under RGA’s 2016 Annual Bonus Plan, and (b) a lump sum severance payment, provided that Schuster execute a separate Release in favor of RGA and the other released parties under the Agreement, on or after July 1, 2016;

WHEREAS, sufficient time has passed such that the date is now, or is past, July 1, 2016;

WHEREAS, Schuster desires to receive the bonus and lump sum severance payment contemplated by the terms of the Agreement and is willing to execute this additional Release;

NOW THEREFORE, for and in consideration of the mutual promises, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1.	Consideration to Schuster from RGA. Following the Effective Date of this Release, RGA will provide the consideration described below in consideration and in exchange for Schuster’s promises, agreements, and obligations set out below, subject to the timing and other terms set out in the Agreement and this Release:

(A)	Payments.

(i)	Within 30 days of Schuster’s execution of this Release, Schuster will be paid a full-year bonus payment at the “Target” amount under RGA’s 2016 Annual Bonus Plan (i.e., $448,400), to be paid in accordance with the respective terms and provisions of the 2016 Annual Bonus Plan Agreements and subject to withholding of any applicable federal, state and local taxes (including Social Security and Medicare), and;

(ii)	Within 30 days of Schuster’s execution of this Release, Schuster will be paid a lump sum severance payment representing six (6) months base salary at Schuster’s current level of base compensation as of November 11, 2015 (i.e., $280,250), subject to withholding of any applicable federal, state and local taxes (including Social Security and Medicare).

2.	Consideration From Schuster to RGA. In exchange for the receipt of the consideration provided to Schuster pursuant to the terms of the Agreement and this Release, Schuster hereby agrees as follows.

(A)	Release of Claims. Schuster agrees to remise, release and forever discharge RGA, including RGA’s current and former parent companies, affiliate companies, subsidiary companies, successor companies, and its and their respective current and former directors, officers, shareholders, insurers, employees, benefit plans, benefit plan administrators or fiduciaries, agents, attorneys, successors and assigns (collectively the “RELEASEES”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Schuster and the RELEASEES, from matters, actions or inactions which occurred prior to the effective date of this Release.

Schuster acknowledges and agrees that his release of claims, complaints, and actions includes, but is not limited to: (i) any claim for breach of an actual or implied contract (employment or otherwise) between Schuster and any of the RELEASEES (including any claim of fraudulent misrepresentation or negligent misrepresentation in the making of any actual or implied contract); (ii) any claim of unjust, wrongful, discriminatory, or retaliatory discharge, discipline or other adverse employment action (including any claim of whistleblower retaliation); (iii) any claim of slander, libel or other similar action for defamation; (iv) any claim of intentional tort (including, but not limited to, assault, battery, and intentional infliction of emotional distress); (v) any claim of negligence (including, but not limited to, negligent infliction of emotional distress, negligent hiring, or negligent retention); (vi) any claim for unpaid wages or underpayment of wages, discriminatory or otherwise; (vii) any claim for denied benefits or employee benefits, including, but not limited to claims regarding stock or equity, or claims under the Employee Retirement Income Security Act (“ERISA”); (viii) any claim of a violation of any law, statute or ordinance, including, but not limited to, the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq, or any other federal, state, or local laws, statutes or ordinances governing or concerning employment, compensation, benefits, or any federal, state, or local laws, statutes or ordinances generally; and any claim asserted under federal or any state’s common law.

(B)	Agreement Not to File Suit. In exchange for the receipt of the consideration provided to Schuster pursuant to the terms of the Agreement and this Release, Schuster hereby agrees that he will not file or otherwise submit any claim, complaint, or action to any agency, court, organization, or judicial forum (nor will he permit any person, group of persons or other organization(s) to take such action on his behalf), in any capacity whatsoever or with any direct or indirect interest, against the RELEASEES, for any conduct, transaction, event or incident of any kind whatsoever, which occurred up to the effective date of this Release.

Schuster further agrees that in the event any person or entity should bring any charge, claim, complaint, or action on Schuster’s behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

Schuster acknowledges that for purposes of the Age Discrimination in Employment Act (“ADEA”) only, this Agreement does not affect the Equal Employment Opportunity Commission’s (“EEOC’s”) rights and responsibilities to enforce the ADEA, nor does this Release prohibit Schuster from filing a charge under the ADEA (including a challenge to the validity of the waiver of claims in this Release pursuant to the Older Worker Benefit Protection Act) with the EEOC, or participating in any investigation or proceeding conducted by the EEOC. Nevertheless, Schuster agrees that the RELEASEES will be shielded against any recovery by Schuster, provided this Release is valid under applicable law.

3.	Time for Consideration. By executing this Release, Schuster acknowledges that he has been advised by RGA, in writing, that he has been given at least twenty-one (21) days within which to consider this Release before his signing the same.

4.

Time for Revocation. By executing this Release, Schuster acknowledges that he has been advised by RGA, in writing, that this Release shall not become effective until the eighth (8th) calendar day after the date of Schuster’s execution of this Release. During the seven (7) day period following Schuster’s execution of this Release, Schuster may freely revoke his execution of this Release by providing written notice to: Marcia Bequette, Vice President Global Human Resource Business Partner. Upon expiration of the seven (7) day period (“the Effective Date”), Schuster acknowledges that this Release becomes final and binding. If Schuster revokes this Release within the seven (7) day period following his execution of this Release, it shall not be effective or enforceable, and Schuster will not receive the consideration

(the full-year bonus payment at the “Target” amount under RGA’s 2016 Annual Bonus Plan – i.e., $448,400 or the lump sum severance pay of six (6) months base compensation at Schuster’s current level of base compensation as of November 11, 2015) described in this Release and the Agreement.

6.	Consultation With an Attorney. By executing this Release, Schuster acknowledges that, at the time he was presented with the Agreement and this Release for his consideration, he was advised by RGA, in writing, to consult with an attorney about the Agreement and this Release, their meaning and effect, and the claims he is releasing (including claims under the Age Discrimination in Employment Act) prior to executing this Release.

7.	Choice of Law. The Parties acknowledge and agree that this Release shall be construed and governed by the laws of the State of Missouri.

IN WITNESS WHEREOF, the undersigned Parties have executed this General Release.

I HAVE READ THIS GENERAL RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY FREE WILL.

Paul Schuster

Date:
(not to be executed prior to July 1, 2016)

I HAVE READ THIS GENERAL RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT ON BEHALF OF RGA REINSURANCE COMPANY.

RGA Reinsurance Company

By:

Date:

EXHIBIT E

RESTRICTIVE COVENANT AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 16th day of December, 2015, between RGA Reinsurance Company (“RGA” or the “Company”) and Paul Schuster (“Schuster”). As used in this Agreement, the term “RGA Group” shall mean RGA and each and every one of RGA’s affiliate entities (parent companies, subsidiary companies and affiliate companies)

1.	Acknowledgments.

I recognize and acknowledge the following:

(a) RGA / RGA Group is one of the world’s leading reinsurers, recognized for its expertise in risk assessment and capital management (the “Business”).

(b) RGA Group has clients and customers throughout the world.

(c) RGA Group has developed substantial confidential, proprietary and/or trade secret information in connection with the Business, and this information, if misused or disclosed, could be very harmful to its business.

(d) I acknowledge and state that I was employed with RGA from April 22, 1991 through June 30, 2016.

(e) I desire to receive certain consideration being offered to me as part of a Confidential Separation Agreement and General Release, which would otherwise not be available but for my execution of this Agreement.

(f) I recognize and acknowledge that my positions with RGA and RGA Group have provided me with access to RGA’s and RGA Group’s confidential and proprietary business information in nearly all forms. In my various positions with RGA and RGA Group, I was provided, and was provided access to, a vast array of confidential information concerning the

Company’s and RGA Group’s Business, its strategies, its competitive market position and other confidential information of the Company.

(g) RGA compensates its employees to develop and preserve, on the RGA Group’s behalf, goodwill with clients and customers.

(h) RGA has decided, in view of its valuable confidential information and its valuable client / customer relationships, that I must sign this Agreement as a condition of my receipt of severance compensation and other consideration being offered to me in connection with my execution of a Confidential Separation Agreement and Release.

(i) I desire to receive the consideration being offered to me pursuant to the Confidential Separation Agreement and Release, and acknowledge that the consideration offered pursuant to the Confidential Separation Agreement and Release would not otherwise be available to me unless I execute this Agreement.

(j) I further acknowledge that RGA and the RGA Group, in all fairness, would need certain protections (of the type described and set out in this Agreement) in order to prevent me from having an unfair competitive advantage over the RGA and the RGA Group.

2.	Confidential Information.

(a) Following my employment with RGA, I agree to keep secret and confidential, and not to use or disclose to any third parties, any proprietary and/or confidential information I was provided or given access to during the course of my employment. Any and all documents, notes, records and/or other information obtained by or provided to me, or otherwise made, produced, or compiled during the course of my employment with RGA which contain any such confidential and/or proprietary information, regardless of the type of medium that such is preserved in, are the sole and exclusive property of RGA and shall be surrendered to RGA upon the separation of employment and/or on demand at any time by RGA.

(b) I acknowledge and agree that any and all ideas, inventions, discoveries, business processes, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets, and the like, which are or were developed, conceived, created, discovered, learned, produced, and/or otherwise generated by me, whether individually or otherwise, during the time that I was employed by RGA, whether or not during working hours, that are within the scope of RGA’s business and/or which relate to the Business and/or activities of RGA, shall be the sole and exclusive property of RGA, and no one else, and RGA shall own any and all right, title, and interest to such. I assign and agree to assign to RGA any and all right, title and interest in and to any such ideas, inventions, discoveries, business processes, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, and the like, whenever requested to do so by RGA, at RGA’s expense, and I agree to execute any and all applications, assignments or other instruments which RGA deems desirable and/or necessary to protect such interests.

3.	Post-Termination Restrictions.

Recognizing that important elements of RGA’s business success are the confidential information and/or business relationships entrusted to RGA’s employees, I agree that from the period between my execution of this Restrictive Covenant Agreement and June 30, 2017, I will not directly or indirectly:

(a) cause or attempt to cause any person, firm, company, business, corporation or business entity that was a client or customer of RGA in the business unit that I oversaw (Europe, Middle

East, Asia and Africa) at RGA during the two years immediately preceding the termination of my employment with RGA, to divert, terminate, limit or in any manner modify or fail to enter into, any actual or potential business relationship or opportunity with RGA; or

(b) cause or attempt to cause any prospective client or customer of the business unit I oversaw at RGA (Europe, Middle East, Asia and Africa) during the two years immediately preceding the termination of my employment, to divert, terminate, limit or in any manner modify or fail to enter into, any actual or potential business relationship with RGA; or

(c) solicit or entice any person, firm, company, business, corporation or business entity that was a client or customer of the business unit I oversaw at RGA (Europe, Middle East, Asia and Africa) at any time during the two years immediately preceding the termination of my employment with RGA to move his, her or its business from RGA; or

(d) solicit, entice, hire, employ or seek to employ any employee of RGA or the RGA Group, who was employed by RGA or within the RGA Group at any time during the one year immediately preceding my termination of employment with RGA to provide Competitive Goods Services on behalf of myself or any other company or business which provides Competitive Goods or Services; or

For purposes of this Agreement, “Competitive Goods or Services” shall include goods, products or services which are of the same general type, perform similar functions or are used for the same purposes as the goods, products or services which have been, are or will be sold, provided or offered by RGA or the RGA Group at any time during the one year immediately preceding my termination of employment with RGA.

I acknowledge and agree that the restrictions contained in Sections 2 and 3, both separately and in total, are reasonable in view of RGA’s legitimate interests in protecting its confidential, proprietary and/or trade secret information and valuable customer relationships, employee relationships and other business relationships.

4.	Choice of Forum and Governing Law.

In light of RGA’s contacts with the State of Missouri and its significant interest in ensuring that disputes as to the validity and enforceability of Sections 2 and 3 of this Agreement are resolved on a uniform basis, RGA and I agree that: (i) any litigation relating to or involving any noncompliance with or alleged breach of Sections 2 or 3 of this Agreement shall be filed and conducted in St. Louis County, Missouri, and (ii) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to the principles thereof regarding choice of law.

5.	RGA’s Right to Injunctive Relief.

In the event of a breach or threatened breach of any of my duties and obligations under the terms and provisions of Sections 2 or 3 hereof, RGA shall be entitled, in addition to any other legal or equitable remedies RGA may have in connection therewith (including any right to damages that RGA may suffer), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach. I hereby expressly acknowledge that the harm which might result to RGA’s business as a result of any noncompliance by me with Sections 2 and 3 is largely irreparable. I specifically agree that if there is a question as to the enforceability of Sections 2, or 3 hereof, I will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.

6.	Non-Waiver of Rights.

RGA’s failure to enforce at any time any of the provisions of this Agreement or to require at any time my performance of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of RGA thereafter to enforce each and every provision in accordance with the terms of this Agreement.

7.	Tolling.

I agree that the running of period set forth in Section 3 shall be tolled during any period in which I am in violation of such Section.

8.	Invalidity of Provisions.

In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

9.	Fees and Costs.

I undertake and agree that if it is determined by a court that I have breached this Agreement, I shall be liable for the reasonable attorneys’ fees and costs incurred by RGA in enforcing its rights hereunder.

If I initiate an action in which I seek to have the provisions of this Agreement declared invalid and/or unenforceable and it is determined by a court that this Agreement is valid and/or enforceable, I shall be liable for the reasonable attorneys’ fees and costs incurred by RGA in defending any such action.

10.	Amendments.

No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between RGA and me to the extent that any such agreements or understandings conflict with the terms of this Agreement.

By signing this Agreement, I am hereby certifying that, before signing this Agreement, I reviewed a copy of it carefully and had sufficient opportunity to ask any questions that I had about it and received satisfactory answers to all such questions, and that I understand my rights and obligations under this Agreement

/s/ Paul A. Schuster
Signature

Paul A. Schuster
Print Name

Date: December 16, 2015